Exhibit 10.1

iPass Inc.
3800 Bridge Parkway
Redwood Shores, California 94065

May 28, 2015

Maguire Asset Management, LLC
1810 Ocean Way
Laguna Beach, California 92651
Attention: Timothy Maguire

Francis Capital Management, LLC
1453 Third Street, Suite 470,
Santa Monica, California 90401
Attention: John P. Francis

Foxhill Opportunity Fund, L.P.
12 Roszel Road, Suite C-101
Princeton, New Jersey 08540
Attention: Neil Weiner

     The following sets forth the agreement (the “Agreement”) between Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. (collectively, “MFF”) and the other parties to that certain Joint Filing and Solicitation Agreement, dated April 16, 2015, listed in the signature blocks below (collectively, the “Stockholder Group”) and iPass Inc. (“iPass” or the “Company”):

1.
iPass hereby covenants and agrees that, effective as of the execution of this Agreement, (a) the size of the Company’s Board of Directors (the “Board”) will be expanded from seven (7) to ten (10) directors and (b) the Board will appoint each of Damien Park, Brent Morrison, and Richard Karp (each individually, a “Stockholder Group Director” and collectively, the “Stockholder Group Directors”) to serve as a director of the Board, provided that the Stockholder Group Director has submitted an irrevocable conditional resignation to iPass pursuant to the iPass majority voting provisions of its Bylaws, in the form attached hereto as Exhibit A.

2.
Each of John Beletic, Robert J. Majteles and Laurence Toney (the “Departing Directors”), current directors of the Company, has informed the Board that he will not be standing for reelection to the Board at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). Effective as of the conclusion of the Annual Meeting, the Board will be composed of seven (7) directors. iPass further agrees not to increase the size of the Board to more than seven (7) directors at any time during the Standstill Period (as defined in paragraph 9).

3.
iPass hereby covenants and agrees that (a) iPass will nominate as a director for election to the Board at the Annual Meeting each of the Stockholder Group Directors and current iPass directors, Gary A. Griffiths, Michael M. Chang, David E. Panos and Michael J. Tedesco (collectively, the “Incumbent Directors”), (b) iPass will nominate no other persons to become a member of the Board at the Annual Meeting, (c) the Board shall recommend that iPass’ stockholders vote in favor of each of the Stockholder Group Directors and each of the Incumbent Directors at the Annual Meeting and (d) iPass shall solicit proxies for the election of each of the Stockholder Group Directors in the same manner as for the Incumbent Directors at the Annual Meeting.

4.
Effective as of the conclusion of the Annual Meeting, the Board shall appoint Mr. Park as Chairman of the Board. Mr. Park agrees that he shall not, without the approval of a majority of the members of the Board, exercise the powers of the Chairman of the Board under the Company’s bylaws to call a special meeting of the stockholders of the Company.

5.
The Company agrees that if any of the Stockholder Group Directors or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the end of the Standstill Period (as defined in paragraph 9), the remaining Stockholder Group Directors shall have the ability to recommend a substitute person(s), who qualify as “independent” pursuant to Nasdaq listing standards, for approval by the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”), in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee recommended in accordance with the terms of this paragraph 5 shall be referred to as the “Replacement Director”). In the event the Governance Committee does not accept a substitute person recommended by the remaining Stockholder Group Directors, the remaining Stockholder Group Directors will have the right to recommend additional substitute person(s) who meet the requirement in the preceding sentence. Upon the recommendation of a Replacement Director nominee by the Governance Committee, the Board in good faith after exercising its fiduciary duties shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board, the Parties shall continue to follow the procedures of this paragraph 5 until a Replacement Director is elected to the Board.

6.
Effective as of the execution of this Agreement, iPass shall appoint Kenneth Traub to serve as an observer to the Board (the “Board Observer”) and to act in such capacity as an advisor to the Board until the later of (i) the conclusion of the Standstill Period or (ii) the Company provides Mr. Traub with written notice of its termination of the Board Observer position. The Board Observer shall be compensated on the same terms as the nonemployee directors serving on the Board and shall be permitted to attend all meetings of the Board in a nonvoting observer capacity. The Board Observer, after executing a board observer consulting and confidentiality agreement in the form attached hereto as

Exhibit B, shall be permitted to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, iPass shall give the Board Observer copies of all notices, minutes, consents, and other material that it provides to its directors in advance of each meeting to the extent practicable. Notwithstanding any of the foregoing to the contrary, iPass reserves the right to withhold any information, and to exclude the Board Observer from a meeting or a portion thereof, if access to such information or attendance at such meeting could, in the reasonable judgment of iPass’s counsel, (i) adversely effect the attorney-client privilege between iPass and its counsel, (ii) cause the Board to breach any fiduciary duty it may have, or (iii) result in a conflict between the interests of iPass and those of the Board Observer, any member of the Stockholder Group or any of their respective affiliates.

7.
Immediately following the Annual Meeting, the Board will create a strategic committee of the Board (the “Strategic Committee”) to consist of two Stockholder Group Directors and one Incumbent Director to examine the Company’s prior strategic alternatives review process and, if appropriate, recommend to the Board that iPass commence a new strategic review process. The Strategic Committee shall have the authority to review strategic alternatives for the Company, and to examine the Company’s business strategy, expense structure and profitability plans.

8.	The Company shall use its reasonable best efforts to hold the Annual Meeting no later than June 30, 2015.

9.
Until the earlier of (i) the date that is sixty (60) days prior to the deadline for the submission of a notice of intent to nominate directors with respect to the 2016 Annual Meeting of Stockholders pursuant to the iPass Bylaws or (ii) the date that is one hundred (100) days prior to the first anniversary of the Annual Meeting (the “Standstill Period”):

(a)
Each member of the Stockholder Group will vote all of the shares it owns in support of the slate of directors nominated by the Board in accordance with paragraph 3 above (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of directors nominated by the Board);

(b)	Other than the Stockholder Group Directors that the Company will nominate pursuant to paragraph 3, the Stockholder Group will not propose any candidates for election as directors of iPass;

(c)	Except for the rights the Stockholder Group is entitled to pursuant to paragraph 6, the Stockholder Group will not request any rights related to a Board observer; and

(d)
The Stockholder Group will not (i) propose (pursuant to Rule 14a-8 or otherwise) any proxy resolutions or nominees for director for approval by iPass stockholders; or (ii) except as permitted pursuant to paragraph 10, support any proxy resolutions or conduct any proxy solicitations or seek to advise or influence in any manner any person with respect to the voting of iPass voting securities against the recommendation of the Board on such matters.

10.
Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall in any way limit the Stockholder Group’s rights as a stockholder to freely vote its securities on any matter submitted to a vote of the stockholders of iPass at the Annual Meeting (other than with respect to the election of directors as set forth in paragraph 9(a)).

11.
Subject to the appointment of the Stockholder Group Directors to the Board specified in paragraph 1 above and iPass’ and the Board’s continued compliance with the terms hereof, the Stockholder Group withdraws its previously announced notice of its intent to nominate directors with respect to the Annual Meeting.

12.
The Company shall reimburse the Stockholder Group for its reasonable and documented third party (which shall not include members of the Stockholder Group, other than fees of an affiliate of Mr. Park for services rendered to the Stockholder Group by that affiliate prior to Mr. Park becoming a member of the Board) fees and expenses (including legal expenses) incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the Annual Meeting, provided that such reimbursement shall not exceed $150,000 in the aggregate.

13.
With respect to each stock option held by a Departing Director (each, an “Option”), the Stockholder Group will not oppose any decision by the Board to (a) accelerate the vesting of such Option so that it shall be fully vested, and (b) extend the post-termination exercise period of such option to be 27 months following the date such Departing Director ceases to provide service to iPass as set forth in the applicable plan under which the Option was granted.

14.	Promptly after the execution of this Agreement, iPass and the Stockholder Group will issue a joint press release in the form attached hereto as Exhibit C.

15.
During the Standstill Period, the Company and the Stockholder Group shall each refrain from publicly making, and shall cause their respective affiliates not to make, any public statement or announcement, including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that disparages or negatively comments upon the Company or any of its affiliates or associates or any of their respective officers or directors, including the Company’s corporate strategy, business, corporate activities, Board, former Board members or management or former management, or relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, the other party or any of its affiliates or associates or any of their respective officers or directors. The foregoing shall not restrict any person in connection with any litigation, or the ability of any person to comply with any subpoena or other legal process, or respond to a request for information from any governmental authority with jurisdiction over the person from whom information is sought. The term “person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure, and the term “affiliate” and “associate” shall have the meanings set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and shall include persons who become affiliates or associates of any person subsequent to the date of this Agreement; provided, however, that for purposes of this paragraph 15 none of the Company or its subsidiaries shall be deemed an affiliate of the Stockholder Group.

16.
Each of MFF and the other entities included within the Stockholder Group agrees that it will cause its controlled affiliates, current and future, to comply with the terms of this Agreement as if party hereto.

17.
This Agreement may only be modified through a written agreement signed by iPass and by MFF. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

18.
This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

19.	Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates,

instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

If you are in agreement please sign below.

Very truly yours,

IPASS INC.

By:     /s/ Gary A. Griffiths
Gary A. Griffiths
Chief Executive Officer and President

Accepted and agreed as of the date set forth above.

CATALYSIS PARTNERS, LLC By: Francis Capital Management, LLC its Managing Member and Investment Manager By: /s/ John P. Francis John P. Francis Managing Member	FOXHILL OPPORTUNITY FUND, L.P. By: /s/ Neil Weiner Neil Weiner Managing Member
CATALYSIS OFFSHORE LTD. By: /s/ John P. Francis John P. Francis Director	FOXHILL CAPITAL (GP), LLC By: /s/ Neil Weiner Neil Weiner Managing Member
FRANCIS CAPITAL MANAGEMENT, LLC By: /s/ John P. Francis Managing Member	FOXHILL CAPITAL PARTNERS, LLC By: /s/ Neil Weiner Neil Weiner Managing Member
MAGUIRE FINANCIAL, LP By: /s/ Timothy Maguire Timothy Maguire Managing Member	ZUMA CAPITAL MANAGEMENT LLC By: ZCM Opportunities Fund LP, its Investment Manager By: /s/ Brent S. Morrison Brent S. Morrison Managing Director

MAGUIRE ASSET MANAGEMENT, LLC By: /s/ Timothy Maguire Managing Member	ZCM OPPORTUNITIES FUND LP By: /s/ Brent S. Morrison Brent S. Morrison Managing Director
JOHN P. FRANCIS /s/ John P. Francis	NEIL WEINER /s/ Neil Weiner
TIMOTHY MAGUIRE /s/ Timothy Maguire	BRENT S. MORRISON /s/ Brent S. Morrison
RICHARD A. KARP /s/ Richard A. Karp	DAMIEN J. PARK /s/ Damien J. Park
NORMAN J. RICE, III /s/ Norman J. Rice, III	KENNETH H. TRAUB /s/ Kenneth H. Traub

EXHIBIT A
FORM OF CONDITIONAL RESIGNATION

________, 2015

Secretary
iPass Inc.
3800 Bridge Parkway
Redwood Shores, California 94065

Dear Secretary:

In order to effect the iPass Inc. nomination provisions under Section 8(b) of the iPass Inc. Amended and Restated Bylaws, I hereby tender my resignation as a member of the Board of Directors of iPass Inc., which shall be effective only in the event that both (a) in an uncontested election of directors, I fail to have received more “for” votes than “withheld” votes, and (b) the Board of Directors of iPass Inc. accepts this resignation.

This resignation is irrevocable.

Very truly yours,

_______________________________

EXHIBIT B

IPASS INC.
BOARD OBSERVER CONSULTING AND CONFIDENTIALITY AGREEMENT
This Board Observer Consulting and Confidentiality Agreement (this “Agreement”) is made as of ____________, 2015 (the “Effective Date”) by and between IPASS INC., a Delaware corporation (the “Company”), and KENNETH TRAUB (“Advisor”).
In consideration for the mutual covenants set forth below, the parties agree as follows:
1.SERVICES.
(a)    Performance. The Advisor is entitled to attend meetings of the Company’s Board of Directors (the “Board”) and will provide advice, comments and feedback on the Company’s business strategy and product, marketing, financial and other aspects of the business as he deems appropriate (collectively, the “Services”). Advisor is also entitled to receive (and shall be provided concurrently with its delivery to the members of the Board) all notices of Board meetings, all Board packages and all other information distributed to the members of the Board in connection with such meetings. Notwithstanding any of the foregoing to the contrary, the Company reserves the right to withhold any information, and to exclude the Advisor from a meeting or a portion thereof, if access to such information or attendance at such meeting could, in the reasonable judgment of the Company’s counsel, (i) adversely effect the attorney-client privilege between the Company and its counsel, (ii) cause the Board to breach any fiduciary duty it may have, or (iii) result in a conflict between the interests of the Company and those of the Advisor, any member of the Stockholder Group (as that term is defined in the agreement among the Company, Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. and the other parties thereto, dated May 28, 2015, pursuant to which Advisor is entering into this Agreement (the “Settlement Agreement”)) or any of their respective affiliates.
(b)    Compensation. In consideration for Advisor’s provision of the Services, the Company will provide to Advisor the same compensation that the Company provides to its non-employee members of the Board during the Term of this Agreement. The Company will also reimburse Advisor for reasonable travel and other incidental expenses incurred by Advisor in performing the Services under this Agreement; provided, however, that the Company will not be obligated to reimburse such expenses unless Advisor provides the Company with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement.
2.    RELATIONSHIP OF PARTIES.
(a)    Independent Contractor. The Company and Advisor agree that Advisor is an independent contractor and is not an agent or employee of, and has no authority to act on behalf of or bind, the Company by contract or otherwise.
(b)    Indemnification. The Company agrees to indemnify and hold Advisor harmless against and from all losses, claims, damages, liabilities, costs, fees and expenses and all actions, claims, proceedings and investigations in respect thereof arising out of or in connection with this Agreement, on the same terms, conditions and limitations and in the same manner as the Company indemnifies all members of the Board.
(c)    Employment Taxes and Benefits. Advisor will report as self-employment income all compensation, if any, received by Advisor pursuant to this Agreement and the Company will not make deductions from Advisor’s compensation for taxes; therefore, the payment of any taxes related to Advisor’s provision of Services under this Agreement will be the sole responsibility of Advisor. Advisor will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, profit sharing, insurance or similar benefits for Company's employees.
3.    CONFIDENTIALITY.
(a)    Confidential Information. Advisor acknowledges that Advisor may receive and otherwise be exposed to knowledge, information and materials of Company, including, but not limited to, designs, discoveries, inventions, know-how, products, computer programs, procedures, improvements, developments, drawings, notes, documents, methods, processes, trade secrets, and information regarding plans for research, development, new products, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of employees of the Company, and that all such knowledge, information and materials are and will be the trade secrets and confidential and proprietary information of Company (collectively “Confidential Information”).
(b)    Exceptions. For purposes of this Agreement, Confidential Information will not include, and the obligations provided under this Agreement will not apply to, information that: (a) is now or subsequently becomes generally available to the public through no fault of the Advisor; (b) the Advisor can demonstrate was rightfully in its possession prior to disclosure by the Company; (c) the Advisor can demonstrate is independently developed by the Advisor without the use of or access to any Confidential Information provided by the Company; (d) the Advisor rightfully obtained or obtains from a third party who has the right, without obligation to the Company, to transfer or disclose such information; (e) is released or approved for release by the Company without restriction; or (f) is required to be disclosed by applicable law or proper legal, governmental or other competent authority (provided that the Company shall be notified in advance of such requirement, and at the Company’s request and expense, Advisor shall cooperate with the Company so that it may obtain protection for the confidentiality thereof to the maximum extent available).
(c)    Ownership. Advisor agrees that all Confidential Information, whether presently existing or developed in the future, whether or not patentable or registrable under copyright law, and any advice rendered by Advisor to the Company, will be the sole property of the Company and its assigns, and that the Company and its assigns will be the sole owner of intellectual property and other rights in connection with such advice and Confidential Information.
(d)    Care and Protection. Advisor agrees to (a) refrain from using or permitting others to use Confidential Information in any manner or for any purpose not expressly permitted or required by this Agreement, (b) hold in strict confidence Confidential Information, and refrain from disclosing or permitting others to disclose to any third party any Confidential Information without the prior written consent of Company, and (c) protect the Confidential Information using at least the same standard of care that Advisor uses to protect Advisor’s own similar Confidential Information, but not less than reasonable care.
(e)    No Grant of License.    This Agreement does not in any way constitute a license or grant of any rights from the Company to Advisor to use Confidential Information other than necessary for performing Services under this Agreement.
(f)    Third Party Information. Advisor understands that the Company has received, and in the future will receive, information from third parties that is confidential or proprietary (“Third-Party Information”). Advisor recognizes the Company’s duty to maintain the confidentiality of such information. During the term of this Agreement and thereafter, Advisor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, and as necessary for performing Services under this Agreement, unless expressly authorized to act otherwise by a written statement of an officer of the Company. In addition, Advisor agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of Advisor, or of Advisor’s employees, or any materials or documents obtained by Advisor under an obligation of confidentiality imposed by reason of another of Advisor’s contracting relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.
4.    NO BREACH. Advisor hereby certifies that Advisor’s performance of all of the terms of this Agreement and the Services will not breach any agreement to keep the proprietary information of another entity in confidence and to the best of Advisor’s knowledge, the performance of Services under this Agreement and the Designs and Materials will not infringe the proprietary rights of any third party.
5.    TERM AND TERMINATION.
(a)    Term. Unless earlier terminated pursuant to Section 5(b) of this Agreement, the term of this Agreement (the “Term”) will be until the later of (i) the conclusion of the Standstill Period (as such term is defined in the Settlement Agreement) or (ii) the Company provides Advisor with written notice of its termination of Advisor’s position as such.
(b)    Termination at Will. This Agreement may be terminated prior to the expiration of the Term of this Agreement immediately upon written notice by the Company to Advisor in the event of Advisor’s material breach of this Agreement or gross misconduct by Advisor having a material adverse effect on the business of the Company. Any determination of such breach or misconduct as used in this Agreement will be made in the Company’s reasonable sole discretion. This Agreement may also be terminated prior to the expiration of the Term of this Agreement immediately upon written notice by the Advisor to the Company that Advisor is resigning from his position as Advisor to the Board.
6.    EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement for any reason:
(a)    Each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement will not relieve Advisor of Advisor’s obligations under Sections 2, 3, 4, 5 and 6 of this Agreement, nor will any such termination relieve Advisor or the Company from any liability arising from any breach of this Agreement; and
(b)    Advisor will promptly notify Company of all Confidential Information in Advisor's possession and, at the expense of Advisor and in accordance with Company's instructions, will promptly deliver or destroy to Company all such Confidential Information.
7.    GENERAL.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California without reference to its conflict of laws provisions that would require the application of the laws of any other jurisdiction. Advisor and the Company each hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Company’s principal place of business for any lawsuit filed by either party arising from or related to this Agreement.
(b)    Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with the notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses specified below or such other address as either party may specify in writing.
(c)    Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior or contemporaneous understandings, negotiations, representations, proposals, and agreements, whether written or oral, with respect to the subject matter of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and executed by the parties to this Agreement.
(d)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed and original, and all of which together will constitute one and the same agreement. Facsimile signatures will suffice as originals.
(e)    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, (a) such provision will be fully severed herefrom and the remainder of the Agreement will remain in full force and effect and (b) in lieu of such provision, the parties agree to add to this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.
(f)    Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.
(g)    Assignment. Advisor will not assign or transfer, directly or indirectly, by operation of law or otherwise, this Agreement or its rights and obligations under this Agreement without the prior written consent of Company. Any attempted assignment in violation of the foregoing is null and void.
(h)    Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right.
[SIGNATURE PAGE FOLLOWS]

The parties have signed this Agreement as of the Effective Date.

COMPANY: IPASS INC. By: Gary Griffiths Chief Executive Officer Address:	ADVISOR: Kenneth Traub Address: E-mail:

EXHIBIT C
PRESS RELEASE

iPass Reaches Settlement Agreement with Maguire Asset Management, Francis Capital Management and Foxhill Opportunity Fund

Three New Members Immediately Join Company’s Board of Directors

REDWOOD SHORES, CA, May [__], 2015—iPass Inc. (NASDAQ:IPAS), the world's largest commercial Wi-Fi network (“iPass” or the “Company”), together with Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. and their respective affiliates and nominees (collectively, the “Stockholder Group”) jointly announced today that they have reached an agreement (the “Agreement”) regarding the composition of the iPass Board of Directors (the “Board”) and related matters, pursuant to which iPass will appoint Damien Park, Richard Karp and Brent Morrison as new independent members of the Board, and Kenneth Traub will serve as an advisor and observer to the Board, all effective immediately. Mr. Park will also become chairman of the Board following the iPass 2015 annual meeting of stockholders, scheduled for June 30, 2015 (the “Annual Meeting”). Messrs. Park, Karp and Morrison join incumbent Board members John D. Beletic, chairman of the Board, Gary Griffiths, president and CEO, Robert J. Majteles, Michael Tedesco, Michael Chang, David Panos, and Laurence Toney. Under the terms of the Agreement, the size of the Board will be increased to ten members until the Annual Meeting at which time it will be reduced to seven members. The Company previously announced that Messrs. Beletic, Majteles, and Toney will not seek re-election to the Board at the Annual Meeting.

In addition, the Agreement provides that immediately following the Annual Meeting, the Board will form a Strategic Committee to consist of two Stockholder Group directors and one incumbent director to examine the Company’s strategic alternatives review process.

“When I was appointed president and CEO three months ago, I mentioned that iPass had no option but to change – change to meet the demands of our business, our customers and, especially, our shareholders,” said Gary Griffiths, iPass president and CEO. “As I outlined in our first quarter 2015 earnings call on May 7th, significant changes in iPass’ internal operations are well underway. The actions announced today are further indication that we are listening to our shareholders and taking the steps necessary to accelerate revenue growth and the path to profitability. I look forward to continuing down this path with Damien, Richard, and Brent working alongside with Michael Tedesco, Michael Chang, and Dave Panos and welcome Ken as an advisor to the Board.”

“I am delighted that we were able to constructively reach this Agreement with the iPass Board,” said Damien Park. “As a representative of the Stockholder Group that proposed changes to the Company’s Board composition and governance, we are pleased with this compromise, which we believe is in the best interests of all iPass shareholders. We look forward to working with Gary and the other iPass directors toward our common goal of enhancing shareholder value.”

The complete Agreement between iPass and the Stockholder Group will be filed on a Form 8-K with the Securities and Exchange Commission (the "SEC"). iPass will file its definitive proxy statement for the Annual Meeting in due course.

About iPass Inc.
iPass delivers global, mobile connectivity as a hosted cloud service, connecting its customers with the people and information that matter the most on all of the devices they choose to carry: smartphones, tablets and laptops. iPass (NASDAQ: IPAS) is the world's largest commercial Wi-Fi network, with 19 million hotspots in airports, hotels, airplanes and public areas spanning 100 countries across the globe. In the rapidly changing technology of Internet connectivity, iPass is the industry pioneer in ensuring businesses have unlimited access to unlimited content.

NOTE: iPass® is a registered trademark of iPass Inc. Open Mobile, OME, Open Mobile Express, Open Mobile Exchange and OMX are trademarks of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. Other company names, logos and product or service names mentioned herein are the trademarks owned by their respective owners.

About Maguire Asset Management, LLC
Maguire Asset Management is a value-oriented investment firm focused on creating long-term shareholder value by engaging constructively with managements and boards of undervalued public companies.

About Francis Capital Management, LLC
Francis Capital Management, LLC is an investment advisor based in Santa Monica, California that focuses on event-driven investments.

About Foxhill Opportunity Fund, L.P.
Foxhill, founded in 2006, is an SEC registered event driven hedge fund with particular expertise in distressed and special situations.   Employing a rigorous fundamental research process, positions are established with a margin of safety to mitigate permanent impairment of capital.  The focus is situation driven rather than security dependent, looking across capital structures to create positions with the best risk/reward profile. The portfolio is eclectic with many idiosyncratic investments which Foxhill expects will add value through time. Foxhill tends to focus on the undiscovered and under covered, with investments in niche situations.

Additional Information and Where to Find It
iPass intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a proxy statement relating to the iPass 2015 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by iPass at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from the iPass website at www. ipass.com.

iPass Contact
Mike Bishop, The Blueshirt Group
Tel. +1 415-217-4968
Email: mike@blueshirtgroup.com

Stockholder Group Contact
Damien Park, Hedge Fund Solutions, LLC
Tel. +1 215-325-0514
dpark@hedgerelations.com